Exhibit 99.1

IXYS Announces Results for the Third Fiscal Quarter Ended December 31, 2011

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--January 31, 2012--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor company, today announced results for its third fiscal quarter ended December 31, 2011. Net revenues in the quarter ended December 31, 2011 were $80.0 million, a decrease of $11.7 million, or 12.7%, as compared to net revenues of $91.7 million for the same period in the prior fiscal year.

For the nine months ended December 31, 2011, IXYS reported net revenues of $280.8 million, an increase of $14.3 million, or 5.4%, as compared to net revenues of $266.5 million for the same period in the prior fiscal year.

“Year-to-date revenues outperformed the prior comparable period as a result of shipments from our substantial backlog. In the most recently completed quarter, demand dropped, which is notable in light of our recent string of record-breaking revenue quarters. The holiday slowdown this past quarter also had a significant effect. Nevertheless, our design win efforts remain strong in our end customers. We continue executing along our multi-year, long-term growth plans, as evidenced by our nine month year-to-year results,” commented Dr. Nathan Zommer, Chairman and CEO of IXYS.

Net income for the quarter ended December 31, 2011 was $5.7 million, or $0.18 per diluted share, as compared to a net income of $7.3 million, or $0.23 per diluted share, for the same period in the prior fiscal year. Net income for the nine months ended December 31, 2011 was $26.6 million, or $0.82 per diluted share, as compared to a net income of $20.7 million, or $0.65 income per diluted share, for the same period in the prior fiscal year.

Gross profit was $23.2 million, or 28.9% of net revenues, for the quarter ended December 31, 2011, as compared to gross profit of $29.1 million, or 31.7% of net revenues, for the same period in the prior fiscal year.

Gross profit for the nine months ended December 31, 2011 was $89.7 million, or 31.9% of net revenues, as compared to a gross profit of $90.4 million, or 33.9% of net revenues, for the same period in the prior fiscal year.

Cash and cash equivalents totaled $93.2 million, an increase of $2.5 million as compared to $90.7 million at September 30, 2011, and an increase of $17.2 million as compared to March 31, 2011.

“Cognizant of market volatility, we maintain a conservative business outlook, focusing on sales and R&D, while working diligently to control expenses,” stated Uzi Sasson, President and CFO of IXYS. “We expect the March 2012 quarter revenues to be 5% to 8% higher than the December 2011 quarter revenues.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunications industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid-state relays, high voltage integrated circuits (HVIC) and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end-customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting the IXYS website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to our design win efforts, executing along our multi-year, long-term growth plans, market volatility, our outlook and our expectations for revenues during the March 2012 quarter. Actual results may vary materially from those contained in the forward-looking statements due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, adverse changes in customer demand and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in reports IXYS filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2011. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	March 31,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$93,150	$75,999
Accounts receivable, net	42,911	55,222
Other receivables	1,949	1,543
Inventories, net	86,181	75,839
Prepaid expenses and other current assets	4,890	6,742
Deferred income taxes	10,457	10,660
Total current assets	239,538	226,005
Plant and equipment, net	56,437	52,311
Other assets	19,653	22,099
Deferred income taxes	24,753	24,774

Total assets	$340,381	$325,189

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,840	$2,860
Current portion of notes payable to bank	1,397	1,352
Accounts payable	20,380	16,892
Accrued expenses and other current liabilities	19,769	22,938
Total current liabilities	44,386	44,042
Capitalized lease and other long term obligations, net of current portion	36,576	37,373
Pension liabilities	13,043	14,545
Total liabilities	94,005	95,960

Common stock	378	374
Additional paid-in capital	139,013	141,138
Retained earnings	106,548	79,954
Accumulated other comprehensive income	437	7,763
Stockholders' equity	246,376	229,229

Total liabilities and stockholders' equity	$340,381	$325,189

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net revenues	$80,041	$91,727	$280,823	$266,512
Cost of goods sold	56,889	62,647	191,158	176,131
Gross profit	23,152	29,080	89,665	90,381

Operating expenses:
Research, development and engineering	6,368	6,684	19,805	20,293
Selling, general and administrative	10,827	10,595	32,142	31,471
Amortization of intangibles	640	1,630	1,885	5,476
Restructuring charges	-	515	-	566
Total operating expenses	17,835	19,424	53,832	57,806
Operating income	5,317	9,656	35,833	32,575
Other income (expense), net	665	303	1,516	458
Income before income tax provision	5,982	9,959	37,349	33,033
Provision for income tax	311	2,653	10,755	12,320
Net income	$5,671	$7,306	$26,594	$20,713

Net income per share - basic	$0.18	$0.23	$0.85	$0.66

Weighted average shares used in per share calculation - basic	31,203	31,096	31,335	31,210

Net income per share - diluted	$0.18	$0.23	$0.82	$0.65

Weighted average shares used in per share calculation - diluted	32,238	32,071	32,505	31,877

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO